Exhibit 99.1
News Release
Media Contact:
TD Banknorth Inc.
Jeffrey Nathanson
(207) 761-8517
jeffrey.nathanson@tdbanknorth.com
FOR IMMEDIATE RELEASE
January 27, 2006
TD BANKNORTH ANNOUNCES PRELIMINARY RESULTS OF
SHAREHOLDER ELECTIONS FOR MERGER CONSIDERATION
IN ACQUISITION OF HUDSON UNITED BANCORP
Portland, Maine, January 27, 2006 — TD Banknorth Inc. (NYSE: BNK) announced today the preliminary results of the elections made by shareholders of Hudson United Bancorp (NYSE: HU), following the expiration of the election period on January 26, 2006, with respect to the consideration to be received following completion of the acquisition of Hudson United by TD Banknorth. Pursuant to the merger agreement, holders of shares of Hudson United common stock were entitled to elect to receive for each share outstanding the right to receive either (i) cash in an amount equal to the sum of $21.07 and the product of 0.7247 times the average closing price of the TD Banknorth common stock during a ten-trading day period prior to the closing date (which sum amounts to $42.42 assuming the merger closes on January 31, 2006) or (ii) a number of shares of TD Banknorth common stock equal to such cash amount divided by such average closing price of the TD Banknorth common stock (which amounts to 1.4399 shares of TD Banknorth common stock assuming the merger closes on January 31, 2006), subject to proration as provided in the merger agreement, plus cash in lieu of any fractional share interest.
On a preliminary basis, of the 44,846,335 shares of Hudson United common stock currently outstanding, 18,898,305 of the shares, or approximately 42%, elected to receive cash, 18,473,113 of the shares, or approximately 41%, elected to receive TD Banknorth common stock and 7,474,916 shares, or approximately 17%, did not make a valid election and are deemed to have elected to receive TD Banknorth common stock pursuant to the merger agreement. The elections with respect to approximately 2,504,196 of the foregoing shares electing to receive cash and approximately 3,991,464 of the foregoing shares electing to receive stock were made pursuant to the notice of guaranteed delivery procedure, which requires the delivery of Hudson United shares to the exchange agent for the merger by 5:00 p.m., New York City time, on January 31, 2006. If the exchange agent does not receive the required share certificates or book-entry transfer of shares by this guaranteed delivery deadline, the Hudson United shares subject to such election will be treated as shares that did not make a valid election.
The actual merger consideration and the allocation of the merger consideration will be computed using the formula in the merger agreement and will be based on, among other things, the actual number of shares of Hudson United common stock outstanding immediately prior to the closing of the merger, the final results of the election process and the value of the TD Banknorth common stock for the ten-trading day period ending on the fifth business day preceding the closing of the merger. The maximum aggregate cash consideration to be paid in the merger is fixed at $941.8 million, plus cash payable for fractional shares. A press release announcing the final merger consideration and allocation will be issued after they are determined.
A more complete description of the merger consideration and the proration procedures applicable to elections is contained in the joint proxy statement/prospectus, dated December 7, 2005, and the election materials previously mailed to Hudson United shareholders, both of which Hudson United shareholders are urged to read carefully.
TD Banknorth expects to complete the merger on January 31, 2006.
About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At December 31, 2005, TD Banknorth had $32.1 billion of total consolidated assets and provided financial services to approximately 1.4 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.tdbanknorth.com.
Forward-looking Information
This press release contains forward-looking statements regarding TD Banknorth’s acquisition of Hudson United. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of TD Banknorth and Hudson United are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which TD Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which TD Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met. Neither TD Banknorth nor Hudson United undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.
Source: TD Banknorth Inc.
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